STOCKHOLDERS AGREEMENT

                    Agreement, dated as of July 1, 1996, by and among Keystone, Inc., a Texas Corporation (the "Stockholder"), General Re Corporation, a Delaware corporation ("Parent"), and N Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

                    In consideration of the execution by National Re Corporation, a Delaware corporation (the "Company"), of the Agreement and Plan of Merger, dated as of July 1, 1996 (the "Merger Agreement"), by and among the Company, Parent and Sub and other good and valuable consideration, receipt of which is hereby acknowledged, the Stockholder, Parent and Sub hereby agree as follows:

                    1.  Representations and Warranties of the
          Stockholder. The Stockholder hereby represents and warrants to Parent and Sub as follows:

                         (a)  Title.  As of the date hereof, the
          Stockholder beneficially owns (exclusive of options) approximately 1,825,335 shares (the "Shares") of Common Stock, no par value (the "Company Common Stock"), of the Company.

                         (b) Right to Vote.  The Stockholder has
          full legal power, authority and right to vote all Shares in favor of approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement without the consent or approval of, or any other action on the part of, any other person or entity. Without limiting the generality of the foregoing, except for this Agreement, the Amended and Restated Management Stockholder Agreement dated as of February 5, 1992, the Amended and Restated Investor Stockholders Agreement dated as of February 5, 1992 and the Stockholders Agreement dated as of February 5, 1992, by and among Lincoln National Corporation, Keystone, Inc., Acadia Partners, L.P. and the persons listed on Schedule A thereto, the Stockholder is not a party to any voting agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting the Stockholder's legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger Agreement or any of the transactions contemplated by the Merger Agreement. From and after the date hereof, the Stockholder will not commit any act that could restrict or otherwise affect such legal power, authority and right to vote all Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement. Without limiting the generality of the foregoing, from and after the date hereof the Stockholder will not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or otherwise enter into any agreement or arrangement limiting or affecting the Stockholder's legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement (other than this Agreement).

                         (c) Authority. The Stockholder has full legal power, authority and right to execute and deliver, and to perform the obligations under, this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereinafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

                         (d) Conflicting Instruments; No Transfer.
          Neither the execution and delivery of this Agreement nor the performance by the Stockholder of the agreements and obligations hereunder will result in any breach, violation of, conflict with, or default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which the Stockholder is a party or by which the Stockholder (or any assets of the Stockholder) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect the Stockholder's ability to cast all votes represented by the Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

                    2. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to the Stockholder that this Agreement has been duly authorized by all necessary corporate action on the part of Parent and Sub, has been duly executed and delivered by Parent and Sub and is a valid and binding agreement of Parent and Sub enforceable against each of them in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

                    3. Restriction on Transfer. The Stockholder agrees that (other than pursuant to the Merger Agreement) the Stockholder will not, and will not agree to, sell, assign, tender, dispose of, encumber, mortgage, hypothecate or otherwise transfer (collectively, "Transfer") any Shares or any options, warrants or other rights to acquire shares of Company Common Stock to any person or entity prior to the termination of this Agreement as provided in Section 10(b) hereof.

                    4. Agreement to Vote of the Stockholder. The Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all Shares at the Company Special Meeting and at any other annual or special meeting of stockholders of the Company where the following matters arise: (a) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, provided that the Stockholder shall have no obligation to so vote if the Board of Directors of the Company has withdrawn its recommendation that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement, and (b) against (i) approval of any proposal made in opposition to or in competition with the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of the Company or any of its Subsidiaries, with or involving any party other than Parent or Sub, (iii) any liquidation or winding up of the Company, (iv) any extraordinary dividend by the Company, (v) any change in the capital structure of the Company (other than pursuant to the Merger Agreement) and
          (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the other transactions contemplated by the Merger Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement which would materially and adversely affect the Company or its ability to consummate the transactions contemplated by the Merger Agreement.

                    5.  Stockholder Covenant.  Except as
          contemplated by this Agreement, the Stockholder shall not for a period ending on the later of December 31, 1996 and three months following the termination of the Merger Agreement (other than as a result of a breach by Parent or Sub of this Agreement or the Merger Agreement) enter into, execute, or be a party to any agreement or understanding, written or otherwise, with any Person whereby the Stockholder (i) grants or otherwise gives to such Person an option or right to purchase or acquire any or all of the Shares other than sales made in open market transactions; (ii) agrees or covenants to vote or to grant a proxy to vote any or all of the Shares held of record or Beneficially Owned by the Stockholder, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock; or (iii) agrees or covenants to tender any or all of the Shares held of record or Beneficially Owned by the Stockholder into any tender offer or exchange offer relating to the Company Common Stock; provided that nothing herein shall prevent the granting of a revocable proxy or execution of a revocable written consent or the tender of Shares into any tender offer of exchange offer by the Stockholder.

                    6.  Tax Matters.  The Stockholder agrees to
          execute the continuity of interest letter set forth as Exhibit A hereto at or prior to the Effective Time.

                    7. Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement,

                    8. Executed in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original with the same effect as of the signatures hereto and thereto were upon the same instrument.

                    9. Specific Performance. The parties hereto agree that if for any reason the Stockholder fails to perform any of its agreements or obligations under this Agreement irreparable harm or injury to Parent and Sub would be caused for which money damages would not be an adequate remedy. Accordingly, the Stockholder agrees that in seeking to enforce this Agreement against the Stockholder, Parent and Sub shall be entitled to specific performance and injunctive and other equitable relief; provided that, with respect to the Stockholder's agreements and obligations under this Agreement, the provisions of this Section 9 are without prejudice to any other rights or remedies, whether at law or in equity, that Parent and Sub may have against the Stockholder for any failure to perform any of its agreements or obligations under this Agreement.

                    10.  Governing Law.  This Agreement shall be
          governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

                    11.  Amendments; Termination.  (a) This
          Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                         (b) The provisions of this Agreement shall terminate upon the earliest to occur of (i) the consummation of the Merger or (ii) the termination of the Merger Agreement, except for Section 5 hereof which shall survive for the period specified therein.

                         (c) For purposes of this Agreement, the
          term "Merger Agreement" includes the Merger Agreement, as the same may be modified or amended from time to time; provided that no such amendment or modification amends or modifies the Merger Agreement in a manner such that the Merger Agreement, as so amended or modified, is less favorable to the Stockholder in any material respect than is the Merger Agreement in effect on the date hereof.

                    12.  Additional Shares.  If, after the date
          hereof, the Stockholder acquires the right to vote any additional shares of Company Common Stock (any such shares are called "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of Company Common Stock or through any stock dividend or stock split, the provisions of this Agreement (other than those set forth in Section
          1) applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by the Stockholder of beneficial ownership of such Additional Shares.

                    13. Action by Written Consent. If, in lieu of the Company Special Meeting, shareholder action in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with the Company Special Meeting shall apply mutatis mutandis to such action by written consent.

                    14. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of any individual, any executors, administrators, estates, legal representatives and heirs of such individual) and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Without limiting the scope or effect of the restrictions on Transfer set forth in Section 3 hereof, the Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.


                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 1st day of July, 1996.

                                   KEYSTONE, INC.

                                   By:  /s/ Daniel L. Doctoroff
                                      Name:   Daniel L. Doctoroff
                                      Title:  Vice President

                                   GENERAL RE CORPORATION

                                   By: /s/ James E. Gustafson
                                      Name:   James E. Gustafson
                                      Title:  President and Chief
                                              Operating Officer

                                   N ACQUISITION CORPORATION

                                   By:  /s/ Joseph P. Brandon
                                      Name:   Joseph P. Brandon
                                      Title:  Vice President



                                                          EXHIBIT A

                       CONTINUITY OF INTEREST AGREEMENT

                    General Re Corporation, a Delaware corporation ("Parent"), N Acquisition Corporation, a Delaware corporation ("Sub") and a direct wholly-owned subsidiary of Parent and the undersigned shareholder (the "Shareholder") of National Re Corporation, a Delaware corporation ("Company"), hereby enter into this Agreement on July 1, 1996 for the purposes hereinafter set forth (Parent, Sub and the Shareholder are collectively referred to as the "Parties").

                    WHEREAS, Parent, Sub and Company entered into an Agreement and Plan of Merger dated as of July 1, 1996 (the "Merger Agreement");

                    WHEREAS, pursuant to the Merger Agreement, Company will merge (the "Merger") with and into Sub and pursuant to such Merger, each Shareholder will surrender all of its shares of common stock of Company ("Company Common Stock") in exchange for cash and shares of common stock of Parent ("Parent Common Shares");

                    WHEREAS, the Parties wish to take certain steps to qualify the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue
          Code of 1986 (the "Code");

                    NOW, THEREFORE, the parties agree as follows:

                    1.   The Shareholder represents that the
          Shareholder has not purchased, sold, exchanged, transferred by gift or otherwise disposed of shares of Company Common Stock prior to the date hereof either in contemplation of or as part of the Merger or otherwise.

                    2.   The Shareholder represents that the
          Shareholder does not have any plan or intention to sell, exchange, transfer by gift or otherwise dispose (including by transactions which would have the ultimate economic effect of a disposition including, but not limited to, puts, short-sales and equity swap type of arrangement) (collectively, "dispose" or "disposition") any Parent Common Shares to be received by such Shareholder pursuant to the Merger.

                    3. The Shareholder further agrees that for a period of eighteen months after the Merger (the "Post-Merger Continuity Period"), the Shareholder will not sell, exchange, transfer by gift or otherwise dispose of any of the Parent Common Shares that the Shareholder receives in exchange for Company Common Stock pursuant to the Merger; provided, however, the Shareholder (or the estate of the Shareholder) is expressly permitted to transfer the Parent Common Shares pursuant to a pledge that is not a disposition, upon the Shareholder's death or to a "grantor" trust created for the Shareholder's benefit in which the Shareholder is treated as the owner pursuant to Sections 671 through 678 of the Code and, if the Shareholder is a partnership for U.S. Federal income tax purposes, the Shareholder is expressly permitted to transfer its Parent Common Shares to its Partners pro rata in accordance with their interests in the Shareholder on the condition that, prior to any such transfer of Parent Common Shares, each Partner that would have owned (or would have been treated as owning) 5% of Company Common Stock at the time of the Merger (if the Shareholder had distributed its Company Common Stock pro rata to its Partners in accordance with their interests in the Shareholder at such time) executes a continuity of interest agreement (i) identical to this Agreement or
          (ii) substantially similar to this agreement and reasonably acceptable to Skadden Arps or Other Tax Counsel. Notwithstanding this paragraph 3, the Shareholder may, prior to the end of the Post-Merger Continuity Period, sell, exchange, transfer by gift or otherwise dispose of Parent Common Shares that the Shareholder receives pursuant to the Merger, if, prior to the date of such disposition, the Shareholder (i) obtains the written consent of Skadden, Arps, Slate, Meagher & Flom ("Skadden Arps") and Paul, Weiss, Wharton, Rifkind and Garrison or (ii) obtains a written opinion of Cleary, Gottlieb, Steen & Hamilton or another nationally recognized tax counsel experienced in tax-free corporate reorganizations ("Other Tax Counsel") (which opinion will specifically set forth the facts and analysis forming the basis of such opinion), that such disposition will not prevent such Parent Common Shares from qualifying as stock that satisfies the "continuity of interest" requirement under Section 368 of the Code. Notwithstanding the foregoing, to the extent that the Stock Consideration (excluding cash in lieu of fractional shares) issued in the Merger is issued in exchange for more than 50% of the shares of Company Common Stock, the Shareholder may dispose of a number of shares of Parent Common Stock that bears the same relationship to the number of shares of Parent Common Stock issued in excess of 50% of the shares of Company Common Stock that (i) the number of shares of Parent Common Stock held by the Shareholder bears to (ii) the number of shares of Parent Common Stock held by all shareholders who execute continuity of interest agreements substantially similar to this Agreement.

                    4.   The Shareholder agrees that, during the
          Post-Merger Continuity Period, the Shareholder will give notice to Parent at least 30 days prior to any proposed disposition of Parent Common Shares received pursuant to the Merger, which notice shall describe (i) the number of Parent Common Shares that will be subject to the proposed disposition, and (ii) the manner of such disposition.

                    5. This Agreement shall be binding upon and shall be enforceable against the successors and assigns of the Parties hereto.

                    6.   This Agreement shall not be modified,
          amended, altered or supplemented except by a written agreement executed by all of the Parties hereto.

                    7.   All notices to Parent should be sent to:

                              General Re Corporation
                              695 East Main Street
                              Stamford, Connecticut  06904

                    8. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof.

                    9.   Capitalized terms used but not defined
          herein have the same meaning as in the Merger Agreement.

                    IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the date first set forth above.

                                   GENERAL RE CORPORATION

                                   By:


                                      Name:
                                      Title:

                                   N ACQUISITION CORPORATION

                                   By:
                                      Name:
                                      Title:

                                   KEYSTONE, INC.

                                   By:
                                      Name:
                                      Title: